Exhibit 99.1

One Amgen Center Drive
Thousand Oaks, CA 91320-1799
Telephone (805) 447-1000
Fax (805) 499-3507
News Release	www.Amgen.com

AMGEN APPOINTS REBECCA M. HENDERSON TO THE

COMPANY’S BOARD OF DIRECTORS

THOUSAND OAKS, Calif. (July 9, 2009) – Amgen (NASDAQ:AMGN) announced today that its Board of Directors has appointed Rebecca M. Henderson, Ph.D., to the Company’s Board. Dr. Henderson, 48, has recently joined the faculty at the Harvard Business School, having been the Eastman Kodak LFM Professor of Management at the Massachusetts Institute of Technology (MIT) Sloan School since 1999. She specializes in technology strategy and the broader strategic problems faced by firms in high technology industries. From 1995 to 1999, Dr. Henderson was a tenured associate professor at the MIT Sloan School. She has been a director of IDEXX Laboratories, Inc. since 2003. Dr. Henderson’s appointment brings the number of Amgen Board members to 13. Dr. Henderson will serve as a member of the Corporate Responsibility and Compliance and Governance and Nominating Committees of the Board.

Dr. Henderson has also been a research associate at the National Bureau of Economic Research since 1995. She also sits on the editorial boards of Management Science, Research Policy and Organization Science.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

CONTACT: Amgen, Thousand Oaks

David Polk, 805-447-4613 (media)

Arvind Sood, 805-447-1060 (investors)